Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

MORPHIC HOLDING, INC.

(Name of Subject Company (issuer))

RAINIER ACQUISITION CORPORATION

(Offeror)

a wholly-owned subsidiary of

ELI LILLY AND COMPANY

(Parent of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$3,192,304,597.14	0.0001476	$471,184.16

Fees Previously Paid	$0		$0

Total Transaction Valuation	$3,192,304,597.14

Total Fees Due for Filing			$471,184.16

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$471,184.16

*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (a) the product of (i) $57.00, the purchase price per share (the “Offer Price”) of Morphic Holding, Inc. (“Morphic”) common stock, par value $0.0001 per share (each such share, a “Share”), net to the stockholder in cash, without interest and subject to any applicable tax withholding, and (ii) 50,221,010 Shares issued and outstanding; (b) the product of (i) 7,281,618 Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price and (ii) $29.23, the difference between the Offer Price and $27.77, the weighted average exercise price for such options; (c) the product of (i) 2,035,785 Shares issuable pursuant to outstanding restricted stock units, including the maximum amount of Shares issuable pursuant to restricted stock units that may be awarded to certain promised grantees by Morphic, and (ii) the Offer Price; and (d) the product of (i) 14,484 Shares issuable pursuant to the outstanding purchase rights under Morphic’s 2019 Employee Stock Purchase Plan and (ii) the Offer Price. The calculation of the filing fee is based on information provided by Morphic as of July 12, 2024.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.0001476.